EXHIBIT 10.12
(English Translation)

Methane Supply Agreement

Party A: Fuxin Hongdi New Energy Co. Ltd
Party B: Tianjin Singocean Gas Engineering Co. Ltd

On the basis of mutual benefit and development, Party A and Party B (each a “Party” and together the “Parties”) entered this agreement (“Agreement”) through friendly negotiation.

12.	Supply amount, gas quality, measure, pricing and settlement

1)
Supply amount. The amount shall be basically subject to the quarter consuming plan agreed by the Parties. Party B shall provide the next quarter consuming plan before the 20th day of the last month of each quarter. Party A will supply the gas according to the quarter consuming plan and with the consideration that Party B’s increasing gas consuming based upon its market growth, the gas is estimated to be needed in May with the minimum consumption of 2000M⒊/day.

2)	The quality of the gas supplied by Party A shall be in compliance with national standard specified in Natural Gas (SY7541).

3)
Measure. The measure condition for the gas shall be: 20 Centigrade below, absolute pressure 101.31 Kpa (one standard atmospheric pressure). The sum of the calculation shall be subject to the one determined by the departments of the Parties in charge of Methane delivery and acceptance. Under normal circumstances, the measure equipment shall be checked and adjusted each year with inspection certificate issued and inspection fees paid by the Parties (Party A shall provide supplementary facilities regarding the temperature auto control). Any disputes can be solved with re-inspection at any time by particular inspection institution appointed by the Parties. The fees for the inspection shall be paid by the Party liable for the dispute.

4)	Pricing. The Parties agree that the price of Methane is 1.10 RMB/m3 which shall be stable. The Parities may negotiate in case of price change.

•Party B shall make the payment each time when the unpaid consumption by Party B reaches 50000 2000M⒊.

•Party B shall pay supplied gas to Party A by bills of exchange or cash.

13.	Obligations of the Parites

1)	Obligations of the Party A

i.	Supply gas according to the quarter consuming plan agreed by the Parties.

ii.	Allow Party B to build a temporary compression station of 40 to 60 square meters on Party A’s gas collection area, for the convenience of compression delivery.

iii.	Provide electricity for Party B’s temporary compression station and set separate measure equipment based upon which the fees shall be collected from Party B for electricity consumed.

iv.	Compensate for Party B’s losses due to Party A’s fault.

2)	Obligations of the Party B

i.	Provide accurate minimum consumption plans(quarter and month) for Party A’s collection of gas.

ii.	Independently responsible for the construction of temporary compression station and relevant equipments which shall be owned by Party B.

iii.	Provide various and enough facilities for safety and protection in the compression station, and forbid any operation that violates applicable rules.

iv.	Compensate for Party A’s losses due to Party B’s fault.

14.	Others

1)	Anything uncovered in this agreement will be settled through friendly consultation

2)	The Agreement shall take effect upon the date of Parties’ execution. The supplementary agreement entered into by the Parties, will have equal legal effect as this Agreement.

3)
The Parties shall try to reach an agreement if any dispute occurs during the performance of this Agreement. In case of the failure in solving the disputes by negotiation, each Party is entitled to file a lawsuit where the plaintiff is located.

Representative of Party A(sign):__________________________

Representative of Party B(sign):__________________________

Date: March 4, 2004